EXHIBIT 23.5
                                                              ------------

                        INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of Union Bankshares, Inc. (Reg. No. 333-82709) on Form S-4, as amended by Amendment No. 1, of our reports dated January 27, 1999 (except for Note 19, as to which the date is January 18, 1999) and January 28, 1998 relating to the financial statements as of December 31, 1998 and December 31, 1997 of Union Bankshares, Inc. and subsidiary, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "EXPERTS" in such Joint Proxy Statement/Prospectus.


A.M. Peisch & Company                  /s/ A.M. Peisch & Company
September 14, 1999
White River Junction, Vermont
VT Reg. No. 92-0000102